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                                                                    EXHIBIT 99.1


                    GEN-PROBE ADOPTS STOCKHOLDER RIGHTS PLAN

        SAN DIEGO, Calif -- September 17, 2002 -- Gen-Probe Incorporated (Nasdaq: GPRO) today announced that its Board of Directors has adopted a stockholder rights plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock held of record as of the close of business on September 26, 2002. The rights are not being distributed in response to any specific effort to acquire control of the Company. The rights are designed to guard against partial tender offers, open market accumulations and other coercive tactics that might be used in an attempt to gain control of the Company without paying stockholders a fair premium or to otherwise deprive stockholders of their full interest in the long-term value of the Company. The rights plan does not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

        "Our Board decided to adopt the rights plan as a sound approach to protecting the interests of our stockholders," said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. "As a new public company, we believe the Company has significant potential for long-term growth, building upon our recent accomplishments in blood screening and our planned introduction of our TIGRIS instrument system and our planned entry into viral diagnostics."

        Under the terms of the rights plan, the rights would become exercisable on the tenth day following a person or group acquiring 15% or more of Gen-Probe's common stock, or announcing a tender or exchange offer for Gen-Probe's common stock that would result in the ownership of 15% or more of the Company's common stock by one person or group. The plan provides an exception to the 15% ownership threshold for funds associated with Capital Research and Management Company. The Company believes these funds currently hold greater than 15% but less than 20% of the Company's common stock. The exception would permit these funds to continue their existing ownership and to acquire up to an additional 2% of

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the Company's then-outstanding common stock without triggering the rights plan.
Each right will initially represent the right, under certain circumstances, to purchase 1/100 of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $100. The exercise price is designed to reflect the longer-term value of the Company and is subject to adjustment.

        The intent of the rights plan is to discourage acquisitions of more than 15% of the then-outstanding shares of the Company's common stock without negotiations with Gen-Probe's Board of Directors. Under the plan, if a person or group acquires 15% or more of the Company's then-outstanding common stock, each right not owned by such person or certain related parties will entitle its holder to purchase, at the right's then-current exercise price, shares of the Company's certain common stock having a market value equal to two times the exercise price of the right. Rights held by the person or group acquiring beneficial ownership of 15% or more of the then-outstanding shares of the Company's common stock will become void and will not be exercisable to purchase shares at the discounted purchase price. In addition, if the Company is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

        The Board of Directors may terminate the rights plan or redeem the rights at the redemption price of $.01 per right, subject to adjustment, at any time prior to the earlier of September 26, 2012, the expiration date of the rights, or the date of distribution of the rights, as determined under the plan. The dividend distribution will be made on September 26, 2002 to stockholders of record on that date. Until the rights become exercisable, the rights will be represented by, and will automatically trade with, the Company's common stock certificates.

        The rights plan has a term of 10 years. The initial distribution of rights is expected to be non-dilutive and non-taxable to stockholders. A complete copy of the rights plan will be available as an exhibit to the Company's Form 8-K, which will be filed with the Securities and Exchange Commission. In addition, Gen-Probe stockholders of record on September 26, 2002 will be mailed a summary of the rights plan shortly after the distribution date.

ABOUT GEN-PROBE INCORPORATED

Gen-Probe Incorporated, founded in 1983, is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing (NAT) products used for the clinical diagnosis of human diseases and for screening donated human blood. Using its patented NAT technology, Gen-Probe has received FDA approvals for more than 40 products that detect a wide variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, under its collaboration agreement with Chiron Corporation, the Company developed and manufactures the only FDA approved bloodscreening assay for the simultaneous detection of HIV-1/HCV, which is marketed by Chiron. Gen-Probe has over 19 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is

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headquartered in San Diego, California and has approximately 700 employees.
Additional information about the company can be found on the Internet at www.gen-probe.com.

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the possibility that the market for the sale of our new products, such as our APTIMA Combo 2 assay, may not develop as expected, (ii) the enhancement of existing products and the development of new products may not proceed as planned, (iii) we may not be able to attract and retain key employees, (iv) we may not be able to compete effectively, (v) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations,
(vi) we may not be able to complete development of our TIGRIS instrument, (vii) we are dependent on Chiron Corporation and other third parties for the distribution of some of our products, (viii) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (ix) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (x) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, and (xi) our involvement in patent and other intellectual property litigation could be expensive and could divert management's attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For information about risks and uncertainties we face, a discussion of our financial statements and footnotes, see documents the company has filed with the SEC, including the Form 10 filed September 5, 2002, and the Form 10-Q for the quarter ended June 30, 2002 and all subsequent periodic fillings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.